Exhibit 10.6

Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ***.

A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

ADDENDUM 1 TO MASTER PURCHASE AGREEMENT

CUSTOM PRODUCT SERVICES

This Addendum 1 amends that certain Master Purchase Agreement entered into by and between Google Inc. (“Google”) and Innolight Technology Inc. (“Supplier”) on May 22, 2012 (the “Agreement”) to add special terms for design services and the production of one or more custom products by Supplier for Google and is effective as of the date of the last party to sign below (the “Addendum 1 Effective Date”). All capitalized terms used in this Addendum 1 but not defined herein will have the meanings given them in the Agreement.

1.	Definitions.

1.1	“Background Technology” means all Technology owned, created or discovered by a party:

(a)	prior to an SOW effective date and, in the case of Supplier, identified in the SOW, or

(b)	on or after the SOW effective date independent of the Services performed pursuant to the SOW.

1.2	“Consigned Materials” means materials that Google provides to Supplier as consigned materials under this Agreement for incorporation into Custom Products.

1.3	“Custom Product” means Product manufactured by Supplier under this Agreement according to Specifications provided by Google or developed in whole or in part by Supplier pursuant to an SOW.

1.4	“Deliverables” means the work product that Supplier creates under an SOW, including but not limited, to any related prototypes.

1.5	“Development Services” means the development services to be performed by Supplier for Google as described in the applicable SOW.

1.6	“Developed Technology” means any Technology other than Background Technology created or discovered by Supplier or Google in connection with an SOW.

1.7	“Google-Furnished Items” means any software, firmware, equipment, tooling, Consigned Materials, or other items owned by Google that Google provides to Supplier to perform the Development Services or make Custom Product.

1.8	“SOW” means a statement of work executed by the parties under which Supplier will perform certain Development Services for Google.

1.9	“Test Procedure” means Supplier’s standard testing for its Product prior to shipment, or specific testing for Product that the parties agree to in writing.

2.	Development Services.

2.1	Statements of Work. If Google desires Supplier to perform Development Services, then the parties will enter into an SOW for those services. The terms and conditions of this Agreement will govern any SOW.

2.2	Supplier Responsibilities. Supplier will:

(a)	design, develop, complete, test and deliver to Google, at the location that Google designates, all Deliverables in accordance with the applicable SOW;

(b)	provide all process and product technology, labor, materials, tooling and facilities necessary and/or appropriate for performing the Development Services unless stated otherwise in the SOW;

(c)	conduct periodic status meetings with Google and provide written status reports to Google, each at the frequency reasonably requested by Google, concerning Supplier’s progress on the Deliverables;

(d)	promptly notify Google in writing of anything that is likely to cause a delay in the delivery of any Deliverable;

(e)	provide all assistance necessary for Google to fully test and evaluate the Deliverables to determine whether the Deliverables conform to the Specifications; and

(f)	provide Google, upon completion of the Deliverables, a detailed report with supporting documentation

(i)	evidencing that Supplier tested the Deliverables in accordance with the Specifications and Test Procedures, and

(ii)	certifying that Supplier reasonably believes that the Deliverables and any related documentation meet the Specifications; and

(g)	not incorporate any proprietary information owned by any third party into a Deliverable without Google’s prior written permission.

2.3	Google Resources. If Google provides Supplier with any Google-Furnished Items, those items will be specified in the applicable SOW. Any other resources will be provided at Google’s sole discretion as it deems appropriate to assist Supplier in performing the Development Services or manufacturing Custom Product. All Google-Furnished Items will remain the property of Google. Supplier will clearly identify all Google-Furnished Items by a tag, where appropriate (subject to Google code name conditions in Section 4.1(b) below), and will utilize the Google-Furnished Items solely in connection with the performance of Development Services or manufacture of Custom Product. Supplier will not make or allow modifications to be made to the Google-Furnished Items without Google’s prior written consent. Supplier will be responsible for the use and protection of any Google-Furnished Items. Supplier will not provide or allow access to any Google-Furnished Item to any third party without Google’s prior written consent. Supplier will return to Google any Google-Furnished Items within twenty-one (21) days of Google’s written request at Google’s expense.

2.4	Change Requests. Google may at any time request changes to the Development Services. If the requested changes materially increases or decreases the cost or time to perform the Development Services, the parties will negotiate an appropriate adjustment to their obligations under the SOW. Supplier will not unreasonably withhold or delay agreement to any change requested by Google.

2.5	Payment for Deliverables. Supplier will invoice Google for Development Services upon Google’s acceptance of the Deliverables. Except as specifically stated in the SOW, Supplier will be responsible for all costs it incurs in connection with providing the Development Services. Google will not pay for work performed prior to the execution of an SOW.

2.6	Ownership of Technology and Deliverables.

(a)	Background Technology. Neither party will own the other party’s Background Technology and acquires no rights or interest under this Agreement to the other party’s Background Technology, except for the licenses granted in Section 2.7 below.

(b)	Developed Technology; Deliverables. Unless stated otherwise in an SOW and subject to Supplier’s Intellectual Property Rights in any of its Background Technology incorporated in any Deliverables:

(i)	Google owns all Deliverables as defined in the SOW.

(ii)	and any Developed Technology.

(iii)	The Deliverables and Developed Technology are works made for hire to the extent permitted by applicable law, and Google retains all Intellectual Property Rights in the Deliverables and Developed Technology.

(iv)	If any of the Deliverables or Developed Technology do not qualify as works made for hire, Supplier assigns and will assign to Google all right, title and interest and all Intellectual Property Rights and the right to sue for past infringement of such Intellectual Property Rights in such Deliverables and Developed Technology and all extensions and renewals thereof.lf requested by Google, Supplier will timely perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement. If Supplier fails to do so, Supplier grants to Google the power and interest to act as Supplier’s attorney-in-fact to execute such documents.

(v)	Supplier will not assert, and otherwise waives, any “moral rights” in the Deliverables and Developed Technology and assigns to Google any “moral rights” in the Deliverables and Developed Technology.

2.7	Licenses to Technology.

(a)	Google Background Technology. Unless stated otherwise in an SOW, if Google provides Supplier with any of Google’s Background Technology under this Agreement to facilitate Supplier’s performance of the Services, Google grants to Supplier a limited, nonexclusive, nontransferable, royalty-free license (with the right to sublicense to its delegates and subcontractors authorized by Google pursuant to Section 17.2 of the Agreement), solely for the purpose of performing the Services or making Custom Product for Google and its Affiliates:

(i)	under Google’s copyrights in such Background Technology, to copy, prepare derivative works of, perform, and display (internally only) such Background Technology, and

(ii)	under Google’s patent rights in such Background Technology, to make, use, and import such Background Technology.

(b)	Supplier Background Technology. Unless stated otherwise in an SOW, if Supplier includes any of Supplier’s Background Technology in any Deliverables or Custom Product, Supplier grants Google a nonexclusive, royalty-free, fully paid, perpetual, irrevocable, worldwide license (with the right to sublicense):.

(i)	under Supplier’s copyrights in such Background Technology, to copy, prepare derivative works of, perform, display and distribute (internally only),and otherwise use such Background Technology, and

(ii)	under Supplier’s patent rights in such Background Technology, to make, use, and , import, such Background Technology and to sell and offer for sale such Background Technology as part of Google’s efforts to dispose of used, excess, and obsolete product.

(c)	Developed Technology. Unless stated otherwise in the Statement of Work, Google grants to Supplier a limited, nonexclusive, worldwide, nontransferable, royalty-free license (with the right to sublicense to its delegates and subcontractors. (with the right to sublicense to its delegates and subcontractors authorized by Google pursuant to Section 17.2 of the Agreement), solely for the purpose of performing the Services or making Custom Product for Google and its Affiliates:

(i)	under Google’s copyrights in the Developed Technology, to copy, prepare derivative works of, perform, display, distribute, and otherwise use the Developed Technology, and

(ii)	under Google’s patent rights in the Developed Technology, to make, use, and import the Developed Technology.

(d)	Termination of Licenses. The licenses Google grants under Sections 2.7(a) and (c) above will terminate immediately upon termination of the applicable SOW or this Agreement.

2.8	Representations and Warranties for Development Services. Supplier represents and warrants that:

(a)	the Development Services will be performed by qualified personnel and will be of a quality conforming to the highest standards in the industry;

(b)	the Deliverables, excluding any of Google’s Background Technology and Google Consigned Materials:

(i)	will be original and will not infringe or misappropriate any Intellectual Property Right, trademarks, service marks, trade dress, and trade names of any third party; and

(ii)	are free from defect in design, material or workmanship; and

(c)	Supplier has obtained all necessary agreements, releases and/or assignments that guarantee Google ownership of the Deliverables pursuant to Section 2.6(b) above.

2.9	Indemnification for Deliverables. Supplier agrees to defend, indemnify, and hold Google and its Affiliates, and their officers, directors and employees harmless from and against any and all damages, liabilities, costs and expenses (including but not limited to attorneys’ fees) incurred by them arising from or as a result of any claims that allege that any Deliverable (excluding any of Google’s Background Technology or Google Consigned Materials) or its use or sale infringes upon, misappropriates or violates any Intellectual Property Rights of any third party. The parties will follow the indemnification procedure in Section 14.2 of the Agreement.

2.10	Injunction. If by reason of an Intellectual Property Right claim, Google or its Affiliates are prevented or in Google’s opinion are likely to be prevented by an injunction or other legal means from using or distributing any Deliverables and the claim is not based solely on Google Consigned Materials, then Supplier will, at its expense, to:

(a)	obtain all rights required to permit the sale or use of the Deliverables by Google and its Affiliates;

(b)	modify or replace the Deliverables to make them non-infringing, so long as any replacement or modified Deliverables are satisfactory to Google; or

(c)	promptly refund to Google the invoiced purchase price if Supplier is unable to achieve either of options (a) or (b) above within thirty (30) calendar days after receipt of the injunction notice.

2.11	Termination of SOW.

(a)	For Breach. Either party may terminate an SOW upon written notice if the other party materially breaches any provisions of this Agreement and fails to remedy that breach within thirty (30) calendar days after receiving written notice of that breach.

(b)	For Supplier’s Insolvency. Google may immediately terminate an SOW if Supplier becomes insolvent, enters into voluntary or involuntary bankruptcy, ceases to conduct business, or assigns its interests in this Agreement to a third party creditor.

(c)	For Convenience. Google may terminate an SOW at any time upon written notice to Supplier.

(d)	Effect of Termination.

(i)	Unless otherwise specified in the termination notice, termination is effective immediately and Supplier will stop work on all applicable SOWs immediately upon receipt of a termination notice from Google. Termination of the Agreement terminates all outstanding SOWs.

(ii)	Supplier may invoice Google only for Services accepted prior to the date of termination. However, if Google terminates for convenience, Supplier may also invoice Google for any work in progress not yet accepted at a pro-rated price based upon the percentage of work completed prior to the date of termination. Supplier will immediately ship all Deliverables and work-in-progress that are the subject of such invoice to Google in accordance with the terms of this Agreement.

(iii)	Sections 1, 2.7, 2.8, 2.10 and 2.11 will survive termination of any SOW or this Agreement.

3.	Manufacture of Custom Product.

3.1	Supplier Support for Custom Product. In each Product Exhibit for a Custom Product, Supplier will list contact information for support services. Supplier will respond to Google’s request for support for a Custom Product within forty eight (48) hours. Supplier will use commercially reasonable efforts to resolve Google’s support issue. If Supplier is unable to resolve the issue to Google’s satisfaction within a reasonable time, as determined by Google, then at Google’s request Supplier will immediately escalate the issue to the next level of Supplier management.

3.2	Changes Requiring Gooqle’s Approval. For Custom Product, Supplier will first obtain Google’s prior written approval using the Engineering Change Order procedure described in Section 3.3 below before changing:

(a)	its form, fit, or function;

(b)	its manufacturing process;

(c)	the source, type or grade of any components or materials;

(d)	die shrinks or revisions;

(e)	the wafer fab, assembly, and test facility and any assembly or testing equipment or materials, including, for example, solder, lubricants, test chambers, and rework machines;

(f)	the part numbering convention;

(g)	the material composition, design, layout, or dimensions, of any layer;

(h)	the Bill of Material (BOM); and

(i)	anything due to a new legal requirement (e.g., EU RoHS Directive).

3.3	Engineering Change Order Procedure.

(a)	Chances Initiated by Supplier.

(i)	If Supplier wants to initiate an engineering change to a Custom Product, Supplier must first submit a written request to Google with the following information:

(A)	Supplier contact information;

(B)	Supplier tracking number for the change;

(C)	reason for the change;

(D)	description of the change;

(E)	the impact on the Product’s form, fit, function, quality, and reliability;

(F)	qualification plan and applicable test and qualification reports and results.

(G)	affected part numbers;

(H)	the method of identifying the change;

(I)	Specification update (as needed);

(J)	when Supplier will begin receiving changed materials (if applicable), and

(K)	information for tracing changed materials (if applicable).

(ii)	Supplier will make available to Google qualification samples and supporting data, including a bill of materials and schematics.

(iii)	Supplier must submit its requests at least ninety (90) days prior to when it plans to begin using any changed materials.

(iv)	Within ten (10) Business Days of receiving Supplier’s request, Google will respond by:

(A)	approving the change,

(B)	disapproving the change, or

(C)	extending the deadline for the approval or disapproval for an additional twenty (20) Business Days.

(b)	Changes Initiated by Goode.

(i)	If Google wants to initiate an engineering change to a Custom Product, Google will notify Supplier with the requested effective date of the change and include in the request any related documentation and specifications.

(ii)	Within three (3) Business Days of receiving Google’s change request, Supplier will provide Google with the following information with respect to the change:

(A)	when it can be implemented;

(B)	its effect on materials (both on-hand and on-order) and work-in-process;

(C)	its effect on pricing; and

(D)	its effect on shipment schedules for the entire period for which Purchase Orders are outstanding.

(iii)	Supplier will implement the change upon receiving written confirmation from Google approving the request.

(iv)	If a change requested by Google (through no fault of Supplier) creates scrap costs, Supplier will stop work-in-process and its orders for materials within twenty four (24) hours of receiving Google’s request. Supplier will treat materials (both on-hand and on-order) that have become obsolete as a result of the engineering change and work-in-process in the same manner as cancellation of an order in accordance with Section 4.8(a) and (b) of the Agreement.

(c)	Costs of Engineering Changes. Supplier will be responsible for all costs associated with engineering changes to Custom Product that arise from defects or nonconformity to Specifications, including, without limitation, costs arising from scrapped materials (on-hand and on-order) and work-in-process.

3.4	Quality.

(a)	Approved Component Vendors. Google may designate in writing vendors from whom Supplier must purchase certain materials and other services in order to manufacture Custom Products and provide Development Services under this Agreement. If Google specifies vendors for obtaining certain materials, Supplier will purchase those materials only from those vendors unless Supplier has obtained written consent from Google to do otherwise. If Supplier fails to comply with this Section 3.4(a), Google may, in addition to all other rights and remedies available to Google, terminate this Agreement, the applicable SOW, and all existing Purchase Orders immediately upon written notice to Supplier and Supplier will refund to Google the cost of any Custom Product that Supplier has sold to Google containing materials that were supposed to be from an approved vendor.

(b)	Supplier Agency for Certifications. Google may require Supplier to obtain certifications for the Development Services, Deliverables, and Custom Products from certifying agencies and testing laboratories. In doing so, Google will authorize Supplier to represent it by means of a separate writing. Supplier’s agency on behalf of Google will terminate immediately upon Supplier’s breach of its representations and warranties in this Section 3.4(b) or immediately upon written notice from Google. In obtaining any certification on Google’s behalf, Supplier represents and warrants that:

(i)	it will not provide any information to any certifying agency or testing laboratory that is in violation of any U.S. trade sanction laws;

(ii)	it will obtain all applicable export licenses; and

(iii)	all information that Supplier provides to any certifying agency or testing laboratory on behalf of Google will be complete and accurate.

(c)	Pre-Shipment Testing. Prior to delivery, Supplier will test all Custom Products in accordance with the Test Procedure and will not ship Custom Products that fail to meet the Specifications.

(i)	Changes to Test Procedure. Supplier will not make any changes or modifications to any Test Procedure, including the test process, without prior written approval from Google. Google may request modifications to the Test Procedure if shipped Custom Products repeatedly fail to meet their Specifications and Supplier will not unreasonably reject those modifications.

(ii)	Testing with Google Equipment. If Supplier performs Test Procedures using test equipment, procedures or software provided by Google, Supplier will have no liability for defects in Custom Products where failure to isolate the defect is attributable to Google’s equipment, procedures or software. However, if Supplier knew or should have reasonably known that Google’s equipment, procedure or software was not adequately diagnosing a defect and continued to perform the Test Procedures without notifying Google, then Supplier will be liable for those defects.

(iii)	Audit Rights. Upon reasonable advance notice, Google may audit and inspect Supplier’s facilities and testing and repair of Custom Products.

(iv)	Pre-Shipment Testing Epidemic Failure. Supplier will immediately inform Google’s quality control personnel or other Google-designated contact via email if *** or more of a specific Custom Product during any *** period exhibits a common defect attributable to the same root cause during pre-shipment testing.

(d)	Defect Impacting Product. Within one (1) Business day after learning of any bug or other problem in a Custom Product, Supplier will notify Google of such problem and will promptly submit a request to make a change in accordance with Section 3.3.

(e)	Corrective Action Request. If an issue with a Custom Product arises, Supplier will make commercially reasonable efforts to:

(i)	acknowledge receipt of a corrective action request (CAR) from Google within twenty four (24) hours, or if Supplier identifies the issue, notify Google of the issue within twenty four (24) hours of discovering it;

(ii)	send to Google, within seventy-two (72) hours of Supplier discovering or receiving notice of the issue, a written containment and corrective action plan that includes at least the following actions:

(A)	stop shipment of all unshipped Custom Product impacted by the issue;

(B)	secure all materials impacted by the issue;

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

(C)	identify work-in-progress, Custom Product in transit, and Custom Product received by Google that is affected by the issue; and

(D)	set a target date for completing a root cause analysis.

(iii)	Google will approve or disapprove the plan in writing within twenty four (24) hours of receiving it. If Google disapproves the plan, Google will state reasons for its disapproval and Supplier will then submit a revised plan within forty eight (48) hours of receiving Google’s disapproval. The parties will meet no less than every other day until a plan is approved by Google. If the parties do not agree upon a plan within thirty (30) days of Supplier discovering or receiving notice of the issue, Google may suspend or cancel all Purchase Orders affected by the issue until a plan is mutually agreed upon by the parties.

(iv)	Supplier will implement the plan within forty eight (48) hours of receiving Google’s approval.

(v)	Supplier will update Google with its progress in executing the plan daily or as otherwise directed by Google, until the issue is resolved. The issue will be considered resolved only with Google’s written approval.

(f)	Quality Meetings and Reports. The parties will endeavor to meet quarterly to discuss and resolve any issues that may have arisen in relation to Custom Products including those relating to quality, performance, and engineering changes. Supplier will provide weekly quality reports for each Custom Product using a mutually agreed upon format.

3.5	Components.

(a)	Components Purchased From Google.

(i)	If the Specification or Product Exhibit for a Custom Product specifies Google as the vendor for component(s) to be used in that Custom Product, Supplier will place a purchase order with Google for such components. Supplier’s purchase order must specify the component name or part number, quantity, price, corresponding Purchase Order for Custom Product from an Ordering Party, and any other information Google requests. Prices for such components will be in United States Dollars and mutually agreed upon.

(ii)	Google will use commercially reasonable efforts to accept Supplier’s purchase order and deliver the components to Supplier. Unless otherwise agreed by the parties, Google will ship such components to Supplier DDP Supplier’s location (Incoterms 2010) or, if such components are currently held by Supplier as Consigned Materials, release them to Supplier by written notice (which may occur by electronic mail).

(iii)	Google will invoice Supplier for such components upon delivery. Unless otherwise agreed by the Parties in writing, all Google invoices for such components will be due and payable by Supplier within thirty (30) days after its receipt. All payments by Supplier for such components must be in United States Dollars.

(iv)	Supplier will use components ordered from Google only in Custom Product.

(v)	If any such components are defective, Supplier may return those components to the component vendor according to its warranty. If the warranty for those components is not transferable to Supplier, Supplier may then return those components to Google using Google’s return material authorization process. Google acknowledges that any such return may affect the ship date of Custom Products needing those components.

(b)	Minimum Buys. If a vendor requires Supplier to order a minimum quantity of materials or components that will be used in Custom Product, Supplier will obtain Google’s written approval before placing such order.

(c)	FIFO. Supplier will use all components in inventory for Custom Product on a first-in, first-out (FIFO) basis.

(d)	SFTP. Supplier will establish a Secure File Transfer Protocol (SFTP) site at no charge to Google within one (1) week of the Effective Date of this Agreement. The SFTP site will only be accessible to Google, those Supplier employees who have a need to use it, and any third parties designated by Google in writing. Supplier will provide Google with an administrative passcode to access the SFTP site. Upon Google’s written request, Supplier will provide additional passcodes for third parties to access the SFTP site. All communication between Google and Supplier will occur through the SFTP site. Supplier will confirm receipt of any communication from Google through the SFTP site within twenty-four (24) hours of its receipt.

4.	Miscellaneous.

4.1	Supplier’s Facilities.

(a)	Goodie Secured Area. Supplier will establish a secure area in its facilities used for Development Services and manufacturing of Custom Products that is accessible only by individuals with Supplier-provided identification badges that record the identity of those individuals accessing the secured area. Google has the right to inspect and approve the secured areas prior to their use and at any time during the Term of this Agreement. No Supplier employee, agent or other third party may access the secured areas unless that person is performing Development Services, manufacturing or other services directly related to Google and they scan their identification badge prior to accessing the secured area. Supplier may use common shipping and loading areas within its facilities for shipping and loading Custom Products.

(b)	Code Name. Supplier will not in any way whatsoever display the Google name or logo in any Supplier facility, including but not limited to, any area secured for Google. Supplier may issue a code name for Google within Supplier’s facilities. If the code name is compromised and becomes associated with Google, Supplier will immediately inform Google. The parties will then mutually agree on how to secure Google’s identity. Supplier will not under any circumstances disclose to vendors that Supplier is purchasing or will be purchasing materials from them for Google unless Supplier has received express written consent from Google for such disclosure.

4.2	Liens. Supplier will not, and will ensure that its subcontractors or vendors do not, file any liens on the Custom Products or Deliverables. Upon request, Supplier will provide Google with lien waivers for itself, its subcontractors and its vendors in a form satisfactory to Google. An Ordering Party may withhold any payment otherwise due until Google has received reasonable assurances that all of Supplier’s obligations with respect to the Custom Products or Deliverables have been paid. If a lien is filed, Supplier will cooperate fully with Google, at Supplier’s expense, to cause the lien to be removed.

4.3	Insurance.

(a)	Unless otherwise stated in an SOW, Supplier will maintain, at its expense, the following minimum insurance coverage:

(i)	Workers compensation insurance as required by law in the location where the services will be provided, including employer’s liability coverage for injury, disease and death, with coverage limits of not less than $1,000,000 per accident and employee;

(ii)	Commercial general liability insurance (including contractual liability coverage) on an occurrence basis for bodily injury, death, “broad form” property damage, and personal injury, with coverage limits of not less than *** per occurrence;

(iii)	Auto liability insurance coverage for all owned, non-owned and hired vehicles with coverage limits of not less than $1,000,000 per occurrence for bodily injury and property damage ;

(iv)	Professional liability insurance coverage in an amount not less than *** per occurrence.

(b)	Insurance carriers must be rated A- or better by A.M. Best Company. The liability policies listed above, except for employer’s liability and professional liability, will name Google Inc. as an additional insured as their interests may appear. Supplier’s coverage will be considered primary without right of contribution to Google’s insurance policies. The policies listed above, except for professional liability, will contain a severability of interests and waiver of subrogation clause in favor of Google. Policies must provide thirty (30) days written notice prior to cancellation.

(c)	In no event will the foregoing coverage limits affect or limit in any manner Supplier’s contractual liability for indemnification. Supplier will be solely responsible for ensuring that its subcontractors maintain insurance coverage at levels no less than those required of Supplier under this section. All of Supplier’s activities under this Agreement will be at Supplier’s own risk, and Supplier’s employees and agents will not be entitled to any benefits under the policies of insurance maintained by Google.

(d)	Supplier will maintain insurance coverage at its expense for the term of this Agreement, and will provide Google (or Google’s third-party vendor) documentation evidencing the required coverage. Unless otherwise instructed by Google or its agent, Supplier will send all Certificates of Insurance and other documentation evidencing coverage to:

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Google Inc.

Treasury Department: Risk Management

1600 Amphitheatre Parkway

Mountain View, CA 94043

4.4	Background Checks.

(a)	An SOW may require background checks of Supplier’s personnel or agents who will perform the Development Services.

(b)	If an SOW requires Supplier to conduct the background checks, Supplier will do so according to the policies provided by Google and will submit the results of such checks to Google or its third-party vendor upon request.

(c)	If an SOW requires Google to conduct the background checks, Supplier will obtain written consent from such personnel and agents and supply all information reasonably requested by Google.

(d)	Supplier will require such personnel and agents to provide prompt notice of any change of status after the initial background check, and will promptly notify Google of any such change of status.

(e)	If an SOW requires a background check, Supplier will not allow any person to perform Development Services under that SOW who refuses to submit to such background check or make those results available to Google.

4.5	Effect of Addendum. Except to the extent specifically modified by this Addendum 1, all other terms and conditions of the Agreement will remain in full force and effect. In the event of any conflict between the terms of this Addendum 1 and the terms of the Agreement, this Addendum 1 will control.

The parties agree to the terms of this Addendum 1 and have caused this Addendum 1 to be signed by their duly authorized representatives.

Google Inc.	Supplier: Innolight Technology Inc.

/s/ Prasad Sabada	/s/ Osa Mok
(Authorized Signature)	(Authorized Signature)

Prasad Sabada	Osa Mok
(Name)	(Name)

Authorized Signatory	Chief Marketing Officer
(Title)	(Title)

Nov 4, 2013	Oct 18, 2013
(Date)	(Date)